Exhibit 10.5
Technical Cooperation Agreement

Party A: Jinzhou Halla Electrical Equipment Co., Ltd (referred to as JHECO)

Party B: MEISTER (Korea) Company Limited (referred to as MEISTER)

Whereas the parent company of MEISTER, Mando Machinery Corporation has transferred its 100% shares in JHECO to Jinzhou Wonder Industrial (Group) Co. Ltd (referred to as Wonder), the two parties reached agreements on technical cooperation as follows:

1.
The Party A shall continue to employ personnel originally assigned by Party B as the managers of R & D department and financial planning department respectively. The term is five (5) years. However, the extension of term of financial planning department manager shall be subject to evaluation each year by both parties.

The Party A shall pay Party B USD140,000 as technical allowance. This annual USD140,000 allowance shall be paid monthly.

2.	This Agreement shall become effective upon the date of execution, but the payment pursuant to Article 1 shall be calculated based on the duration starting from May 1st, 2003.

3.	Apart from the technical allowance stipulated in Item 1, the employed personnel of Party B shall be entitled benefits in accord with which were enjoyed previously.

4.
This Agreement can be terminated upon consent of both parties. In case one party breaches this Agreement materially, the other non-breaching party shall be entitled to terminate this Agreement. Party A shall pay Party B all the payables due before termination of this agreement.

5.	The payment involved in this Agreement shall not include any tax or deduction, if so, the tax and deduction shall be in Party A’s account.

6.	Wonder shall provide Party B’s personnel with necessary support to ensure their full performance in JHECO.

7.	This Agreement has four (4) originals, two (2) for each party.

Party A: Jinzhou Halla Electrical Equipment Co. Ltd
/s/ Zhao Qingjie

Party B: MEISTER Corporation
/s/Tae Ho Yoon